UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

CANADIAN NATURAL RESOURCES LIMITED
(Exact name of the registrant as specified in its charter)

CANADA	333-121138	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100, 855 2nd Street S.W., Calgary, Alberta T2P 4J8
(Address of principal executive offices)

Stephanie A. Graham
403-260-6120
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

X	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01 Resource Extraction Issuer Disclosure Report

This Form SD of Canadian Natural Resources Limited (the “Company”) is filed pursuant to the alternative reporting provision, Rule 13q-1 under the Securities Exchange Act of 1934, as amended. The Company’s annual resource extraction report (“Annual ESTMA Report”) for the year ended December 31, 2024, which contains the payment disclosure required by Form SD, was prepared in compliance with Canada’s Extractive Sector Transparency Measures Act. A copy of the Annual ESTMA Report is attached hereto and is publicly available at https://www.cnrl.com/sustainability/payments-to-governments/.

SECTION 3 – EXHIBITS

Item 3.01 Exhibits

Exhibit Number	Description
2.01	Extractive Sector Transparency Measures Act - Annual ESTMA Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Canadian Natural Resources Limited
(Registrant)

/s/ Victor C. Darel	June 17, 2025
By Victor C. Darel	(Date)
Chief Financial Officer